Exhibit 99.1

SPACSphere Acquisition Corp. Announces the Separate Trading of Its Class A

Ordinary Shares, Warrants, and Rights, Commencing on or About February 27, 2026

GRAND CAYMAN, Cayman Islands, Feb. 24, 2026 (GLOBE NEWSWIRE) – SPACSphere Acquisition Corp. (the “Company”) announced today that, commencing on or about Friday, February 27, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares, warrants, and rights included in the units.

The Class A ordinary shares, warrants, and rights that are separated are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “SSAC,” “SSACW,” and “SSACR”, respectively. Any units not separated will continue to trade on Nasdaq under the symbol “SSACU.” No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Each holder of units will need to have its broker contact Odyssey Transfer and Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares, warrants, and rights.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective on January 30, 2026. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. The offering was made only by means of a prospectus, copies of which may be obtained by contacting D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or by emailing dbccapitalmarkets@dboralcapital.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SPACSphere Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to identify and acquire a business where the Company believes its management teams’ and affiliates’ have core competencies and experiences, such as digital assets, technology, and healthcare industries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the unit separation, the trading of the Company’s securities on Nasdaq and the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the final prospectus for the Company’s initial public offering and other documents filed by the Company with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

SPACSphere Acquisition Corp.

Soumen Das

Chief Financial Officer

8795 Folsom Blvd

Sacramento, California 95826

(510) 201-0130